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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-29255) and related Prospectus of Continental Airlines, Inc. (the "Company") for the registration of $200,000,000 of 8% Senior Notes due 2005 and to the incorporation by reference therein to our report dated February 9, 1998 (except for Note 13, as to which the date is March 18, 1998) with respect to the consolidated financial statements and our report dated March 18, 1998 with respect to the related financial statement schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                              /s/  ERNST & YOUNG LLP

Houston, Texas
December 7, 1998